Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES YEAR-END 2006 RESERVES AND 2007 CAPITAL EXPENDITURES BUDGET & GUIDANCE, AND PROVIDES OPERATIONS UPDATE

AND 2006 YEAR-END GUIDANCE; SCHEDULES FOURTH QUARTER 2006 EARNINGS CONFERENCE CALL

DENVER, January 25, 2007 – St. Mary Land & Exploration Company (NYSE: SM) announces today its year-end 2006 estimated proved, probable and possible reserves for the Company. The Company is also providing its 2007 capital expenditures budget and 2007 guidance. Finally, St. Mary is updating its 2006 financial guidance and summarizing the results of the 2006 drilling and exploration program.

Mark Hellerstein, Chairman and CEO, comments, “2006 was a significant year for St. Mary. We finished the year with record proved reserves, and exceeded our target of 200 percent reserve replacement by replacing approximately 244 percent of estimated production. The Company is also forecasting record production and earnings for 2006. We have continued to advance our prospect inventory in every region. We also brought on Tony Best as President and my replacement and Jay Ottoson as COO to help continue to build on our legacy of creating value for the stockholder. We are well positioned as we enter 2007.”

Tony Best, President, adds, “We end 2006 with close to 500 PUDs and roughly 6,500 3P drilling locations, which is the best inventory set in the Company’s history. Our fourth quarter Sweetie Peck acquisition – the largest purchase in the history of the Company - provides one more platform from which to grow and the integration of these assets is on schedule. Our Midland, Texas office is set to open February 1, and we have filled the majority of the key technical positions. We are currently running 12 operated rigs and are busy implementing our 2007 plan. Production for the year is expected to grow by 13 percent from our estimated 2006 production. The CEO transition plan has been going smoothly and the team remains focused on execution in this challenging commodity price and cost environment.”

2006 Oil and Gas Reserves

Estimated proved oil and gas reserves as of December 31, 2006, increased 17 percent to 927.6 Bcfe from 794.5 Bcfe as of year-end 2005. Twenty-two percent of the reserves are classified as proved undeveloped. The present value of the Company’s estimated net cash flows before income taxes discounted at 10 percent (PV-10 value) from its reserves as of December 31, 2006, is $2.2 billion. Year-end pricing used for the proved reserves was $61.05 per Bbl, which is essentially flat for oil from a year ago, and $5.64 per MMBTU, which is 44 percent lower for gas compared to the prior year. In addition to proved reserves, the Company estimates that probable and possible reserves were 571 Bcfe and 1,395 Bcfe, respectively, for a total of 2.9 Tcfe of 3P reserves as of December 31, 2006. Year over year, this represents a 16 percent increase in total 3P reserves. (See "Information About Forward-Looking Statements" and “Information About Reserves” below).

Below is a schedule detailing the Future Drilling Potential and Future Gross Locations which is intended to give visibility to and a sense of scale of some of St. Mary’s larger resource programs. Future Drilling Potential should be thought of as reserves net to St. Mary and characterized as of December 31, 2006 as either proved undeveloped, probable, or possible reserves that could be produced through future drilling and capital spending. Future Gross Locations should be thought of as the number of gross drilling locations categorized as either proved undeveloped, probable, or possible reserves as of December 31, 2006.

Program	Region	Future Drilling Potential (Bcfe)	Future Gross Locations
Hanging Woman Basin	Rockies	817	~3,000*
Sweetie Peck	Permian	111	266
Horizontal Arkoma	Mid-Continent	233	282
Elm Grove	ArkLaTex	195	680
Atoka/Granite Wash	Mid-Continent	213	550

* This number could vary significantly depending on implementation of multi-seam completion techniques.

2007 Capital Expenditure Budget

The total capital expenditures budget for 2007 has been set at $821 million, including $721 million for exploration and development and $100 million for acquisitions. While the 2007 budget represents only a slight increase from the forecasted total capital expenditures for 2006 of $806 million, it includes a significant increase in the exploration and development category. The exploration and development component of the 2007 budget represents a $200 million, or 38 percent, increase over 2006 and is allocated as follows:

The Company is budgeting $100 million for acquisitions in 2007. The amount and allocation of actual capital expenditures in 2007 will be highly dependent upon a number of factors, including the impact of oil and gas prices, the costs associated with drilling and services, the results of the exploration and development program, and the availability of acquisition opportunities.

The Company began 2007 with 12 operated rigs and the budget contemplates increases to the rig count through the year. Some highlights of the 2007 exploration and development program include:

•

Mid-Continent – Two operated rigs are scheduled to work in the Horizontal Arkoma focusing on the Woodford Shale and 30 gross wells are planned in the Mayfield development area. The Company will operate 68 percent of the gross well count planned for the year.

•

Rockies – Three operated rigs will work throughout the region in 2007. The re-entry program targeting the Mississippian interval in the Williston Basin will be expanded and activity will ramp up in the Wind River and Big Horn basins. St. Mary will operate 82 percent of its budgeted capital dollars for 2007 in this region.

•

ArkLaTex – The focus for 2007 is on execution of the horizontal limestone program and accelerating activity in the Elm Grove Field. Twenty-two horizontal limestone wells are planned for 2007, of which St. Mary will operate over 90 percent. At Elm Grove Field, we continue to work with the operator to accelerate development in this field where 87 new drill wells and 20 Hosston recompletions are planned for the year. We also have five wells budgeted at Terryville in the Lower Cotton Valley formation.

•

Permian – The Company began with two operated rigs running in the recently acquired Sweetie Peck Field in the Midland Basin, with plans to be up to four rigs by year-end. St. Mary will operate 100 percent of this drilling program. Our new office in Midland is scheduled to open at the beginning of February and 80 percent of the technical team and support staff have been hired.

•

Gulf Coast – The Company will continue to focus on low to moderate risk direct hydrocarbon indicator (DHI) prospects in 2007. Additionally, St. Mary will be participating with our operating partner to further test the previously announced Zloty discovery in the intermediate deep water of the Gulf of Mexico.

•

Hanging Woman Basin – This program will increase activity in 2007 with 218 operated wells planned to be drilled, a 65 percent increase in activity over the 132 operated wells drilled in 2006. Forty non-operated wells are planned for 2007 as well. St. Mary continues to evaluate the shallow and intermediate coals. Eight additional horizontal tests of the deeper Roberts and Kendrick coals are scheduled for 2007. As of year-end, production from the project was approximately 13.0 MMcf/d gross.

2007 Guidance

The Company provides guidance for the first quarter and the full year of 2007 as follows:

	1st Quarter	Year
Oil and gas production	25.0 – 27.0 Bcfe	104.0 – 106.0 Bcfe
Lease operating expenses	$1.22 - $1.28/Mcfe	$1.23 - $1.29/Mcfe
Production taxes	$0.43 - $0.48/Mcfe	$0.44 - $0.50/Mcfe
General and administrative expense	$0.47 - $0.52/Mcfe	$0.44 - $0.48/Mcfe
Depreciation, depletion & amort.	$1.79 - $1.85/Mcfe	$1.94 - $2.00/Mcfe

The production forecast above excludes any contribution from acquisitions. St. Mary believes that economic acquisitions, in addition to our drilling programs, are a key growth driver and will continue to pursue attractive property and corporate acquisitions. The Company estimates its basis differential for the first quarter of 2007 will be $6.00 to $6.50 per barrel of oil and $0.50 to $0.60 per Mcf of gas.

Hedging Schedule

St. Mary’s 2007 hedged volume and NYMEX equivalent prices are summarized below. The estimated break-even price for the oil and gas hedges is $59.76 per Bbl and $9.14 per MMBTU. The hedged volumes represent approximately 63 percent and 42 percent of our expected 2007 oil and gas production, respectively. The majority of the oil trades are settled against NYMEX. The gas contracts have been executed to settle against regional delivery points that correspond with production areas of the Company, thereby reducing basis risk.  All the prices in the table below have been converted to a NYMEX equivalent for ease of comparison.

Oil
	Swaps - NYMEX Equivalent		Collars - NYMEX Equivalent
				Floor	Ceiling
	Bbls	$/Bbl	Bbls	$/Bbl	$/Bbl
2007
Q1	351,410	$ 54.94	756,000	$ 51.60	$ 72.76
Q2	374,072	$ 56.39	736,000	$ 51.59	$ 72.77
Q3	347,684	$ 59.18	716,000	$ 51.58	$ 72.78
Q4	331,620	$ 61.17	689,000	$ 51.58	$ 72.81

Natural Gas
	Swaps - NYMEX Equivalent		Collars - NYMEX Equivalent
				Floor	Ceiling
	MMBTU	$/MMBTU	MMBTU	$/MMBTU	$/MMBTU
2007
Q1	3,640,000	$ 10.19	3,580,000	$ 8.79	$ 15.20
Q2	3,770,000	$ 8.66	3,350,000	$ 7.86	$ 9.74
Q3	3,780,000	$ 8.74	3,180,000	$ 8.00	$ 9.92
Q4	3,710,000	$ 9.52	3,000,000	$ 8.24	$ 10.19

Natural Gas Liquids
	Swaps - Mont. Belvieu*

	Gallons	$/gal

2007
Q1	2,142,000	$ 0.89
Q2	2,184,000	$ 0.89
Q3	2,310,000	$ 0.89
Q4	2,436,000	$ 0.88

* Natural gas liquids are comprised of OPIS Mont. Belvieu TET Propane (34%), OPIS Mont. Belvieu Purity Ethane (32%), OPIS Mont. Belvieu NON-TET Isobutane (15%), OPIS Mont. Belvieu NON-TET Natural Gasoline (14%), and OPIS Mont. Belvieu NON-TET Normal Butane (5%)

2006 Financial and Operational Update

The Company updated its forecast for the fourth quarter and full year of 2006 as follows:

4th Quarter Year
Oil and gas production	24.5 – 25.5 Bcfe	92.0 – 93.0 Bcfe
Lease operating expenses	$1.33 - $1.39/Mcfe	$1.35 - $1.39/Mcfe
Production taxes	$0.48 - $0.53/Mcfe	$0.53 - $0.55/Mcfe
General and administrative expense	$0.33 - $0.36/Mcfe	$0.41 - $0.43/Mcfe
Depreciation, depletion & amort.	$1.75 - $1.79/Mcfe	$1.65 - $1.69/Mcfe

Change in non-cash net profits

interest bonus plan liability	$6.0 - $7.0 million	$23.0 - $24.0 million

St. Mary estimates its basis differential for the fourth quarter of 2006 will be $7.50 to $8.50 per Bbl of oil and $0.35 to $0.45 per Mcf of gas.

2006 EXPLORATION AND DEVELOPMENT PROGRAM

During the fourth quarter of 2006, St. Mary participated in the drilling of 143 conventional wells, of which 138 were completed as producers (97 percent success rate). For the year 2006, the Company completed 335 conventional wells as producers out of the 354 total wells drilled (95 percent success rate). During 2006, the Company also successfully recompleted 78 wells out of 95 attempts (82 percent success rate). At year-end St. Mary was participating in the completion of 49 wells, the recompletion of 13 wells, and the drilling of 26 wells. The Company also participated in 138 coalbed natural gas wells, 96 percent of which were operated, in Hanging Woman Basin during 2006. This was an increase from125 wells in 2005, bringing the total number of wells drilled in the project to 341 wells.

MID-CONTINENT REGION

In the Mid-Continent region there were 122 wells drilled with 117 successful completions during 2006. At Northeast Mayfield the Company continues to focus its efforts in the Atoka and Granite Wash formations. St. Mary plans to continue to increase the drilling density to an 80-acre pattern. As initial estimates indicate that each of the currently producing wells will drain significantly less than 80 acres, there remains additional potential in this field. During the fourth quarter the Company completed five successful wells at Northeast Mayfield, including the Molly C 3-35 (SM 46% WI) at an initial rate of 4.6 MMcfe/d and the Wynona 1-34 (SM 53% WI) at an initial rate of 3.4 MMcfe/d.

In the Horizontal Arkoma program, St. Mary holds 38,700 net acres as of year-end, an increase of 94 percent year over year. St. Mary continues to believe there is potential in the uphole Wapanucka limestone and the Cromwell sandstone formations. However in order to earn leasehold to the deepest productive formation, the Company has focused its efforts on the Woodford shale. In 2006, the Company made significant strides in improving its horizontal completion technique. Two horizontal Woodford shale wells were drilled in the second half of 2006 using this improved technique with significantly improved results. A third well was completing at year-end. After year-end, this third well was completed and is currently flowing back completion fluid. As noted earlier, the Company is continuing to seek additional acreage in the area and will continue to work on improving the completion design of these wells.

ARKLATEX REGION

In the ArkLaTex region, 89 wells were drilled during 2006 with 82 successful completions. Six wells were being completed at year-end and five wells were drilling.

Forty-five wells were successfully completed at Elm Grove during the year. Also at Elm Grove in 2006, an active recompletion program began targeting the Hosston formation using coiled tubing fracturing. Seven recompletions to the Hosston were performed in 2006 with initial rates in excess of 2.0 MMcfe/d with modest capital spending. In our horizontal limestone program, the Company completed nine successful wells in as many attempts at Spider Field during the year. In the fourth quarter, successfully completed wells at Spider included the Hilburn 3-1 Alt (SM 92% WI) at an initial rate of 6.5 MMcfe/d and the Weyerhaeuser 1-1 (SM 90% WI) at an initial rate of 5.0 MMcfe/d.

ROCKIES REGION

During 2006, 112 conventional wells were drilled in the Rocky Mountain region, of which 107 were successfully completed. Ten wells were being completed and ten wells were drilling at year-end.

Since inception of the Hanging Woman Basin coalbed methane program in the northern Powder River Basin, 263 wells have been placed on production (including dewatering). In 2006, the Company drilled or participated in 138 wells and 341 wells have been drilled since the initiation of the program. Production at the end of December 31, 2006 averaged 13.0 MMcf/d gross. As of year-end 2006 St. Mary has increased its acreage position to 210,000 gross acres, representing a 14 percent increase from 2005.

GULF COAST

In the Gulf Coast region, ten wells were drilled during 2006 resulting in eight discoveries.  Five wells were completing or waiting on completion at year-end, and one well was drilling.  At Judge Digby, the Company participated in two successful wells and had three recompletion successes in 2006.  St. Mary had operated exploratory successes this year with the Clyde Leger #1 (SM 29% WI) in Duson Field, and the State Tract 345-1 well (SM 41% WI) at the Holly prospect.  The previously announced non-operated discovery on Vermilion Block 101 in the Gulf of Mexico (SM 25% WI) was placed on line in December and is currently flowing over 10 MMcfe/d.  The SM 24-1 ST (SM 21% royalty interest), which has been shut-in with mechanical issues since mid-year, is tentatively scheduled to come back online in mid- 2007.

PERMIAN REGION

In the Permian region, St. Mary successfully completed 100 percent of the 21 wells drilled in 2006. At year-end, ten wells were at various stage of completion and three wells were drilling. At the recently acquired Sweetie Peck Field, the previous operator was completing three wells and drilling a fourth as of December 31, 2006. St. Mary will commence operations by February 1 using two contracted drilling rigs which were scheduled in its development plan for the field and plans to add two more rigs by year-end.

YEAR-END 2006 EARNINGS CALL INFO

St. Mary is scheduled to release year-end 2006 earnings after the close of trading on the NYSE on February 22, 2007. The teleconference call to discuss fourth quarter results is scheduled for February 23, 2007 at 8:00 am (MST). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through March 9 at 800-642-1687, conference number 6342865. International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 6342865. In addition, the call will be broadcast live on St. Mary’s website at www.stmaryland.com and the earnings press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News-Press Releases.” An audio recording of the conference call will be available at that site through March 9.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, the potential effects of increased levels of debt financing, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INFORMATION ABOUT RESERVES

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. St. Mary uses in this press release the terms “probable” and “possible” reserves, which SEC guidelines prohibit from being included in filings with the SEC. Probable reserves are unproved reserves which are more likely than not to be recoverable. Possible reserves are unproved reserves which are less likely to be recoverable than probable reserves. Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

PR-07-01

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